EXHIBIT 99.1

Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Partners, LP Makes Final Investment Decision

on Double E Pipeline Project & Secures Joint Venture Partner

The Woodlands, Texas (June 27, 2019) – Summit Midstream Partners, LP (NYSE: SMLP) announced today a final investment decision (“FID”) to proceed with the Double E Pipeline Project (“Double E” or the “Project”), having secured sufficient commitments pursuant to binding precedent agreements for long-term, firm transportation service and having executed definitive joint venture agreements with an affiliate of Double E’s Foundation Shipper (the “JV Partner”).  Concurrent with the FID, Double E’s Foundation Shipper amended its previously executed precedent agreement.  Together with firm commitments from other shippers, Double E has secured 10-year take-or-pay volume commitments for a substantial majority of its initial throughput capacity of 1.35 billion cubic feet per day (“Bcf/d”).  Throughput capacity on Double E could be expanded at a later date to 1.85 Bcf/d with the installation of compression facilities.  Commercial discussions with additional potential shippers are ongoing and SMLP will look for opportunities to subscribe the limited remaining capacity prior to commissioning.

Double E will provide natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP will own a majority of the Project, will lead the development, permitting and construction of the Project, and will operate Double E upon commissioning.  SMLP estimates that its share of the capital expenditures required to develop Double E will total approximately $350 million, and that more than 90% of those capital expenditures will be incurred in 2020 and 2021.

SMLP intends to fund its share of the capital expenditures for Double E with a combination of internally generated cash flow and proceeds from potential non-core asset divestitures.  In addition, given the take-or-pay volume commitments underpinning the Project, SMLP and its lenders have amended SMLP’s revolving credit facility to provide additional flexibility with respect to its financial performance metrics during the construction of the Project.  SMLP will continue to evaluate opportunities to further optimize its financing plan for Double E as it continues to develop the Project.

“We are excited to announce our FID on the Double E Pipeline Project, which will provide critical energy infrastructure for rapidly growing residue natural gas volumes in the Northern Delaware Basin,” said Leonard Mallett, interim President and Chief Executive Officer of SMLP.  “The Double E Project will serve an infrastructure-constrained area, alleviate natural gas flaring, and provide access to growing markets along the U.S. Gulf Coast.  Double E is a marquee project for SMLP, and when combined with our existing gathering and processing operations in the Permian Basin, promotes our strategy of achieving scale, diversifying our operations downstream of wellhead gathering, and becoming more integrated in our Core Focus Areas.”

Double E expects to file its section 7(c) application with the Federal Energy Regulatory Commission in the third quarter of 2019, and estimates a third quarter of 2021 in-service date, assuming timely receipt of the requisite regulatory approvals.

About Summit Midstream Partners, LP

SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States.  SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas;

EX 99.1-1

and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado and Utah.  SMLP also owns an ownership interest in Ohio Gathering, which owns and operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in The Woodlands, Texas.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results.  An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2018 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2019, and as amended and updated from time to time. Any forward-looking statements in this press release, including forward-looking statements regarding 2019 financial guidance or financial or operating expectations for 2019, are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact:  Blake Motley, Vice President of Strategy and Head of Investor Relations, 832-930-7539, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP

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